FIRST AMENDMENT TO THE
RANGER FUNDS INVESTMENT TRUST
OPERATING EXPENSES LIMITATION AGREEMENT

Ranger Investment Management, L.P.

This FIRST AMENDMENT (this "Amendment") to the Operating Expenses Limitation Agreement dated March 22, 2021 (the "Agreement") by and between RANGER FUNDS INVESTMENT TRUST, a Delaware statutory trust (the "Trust"), on behalf of each series of the Trust listed in **Appendix A** (each a "Fund" and together, the "Funds"), and the investment adviser of each Fund, RANGER INVESTMENT MANAGEMENT, L.P. (the "Adviser") is effective as of April 1, 2024.

WHEREAS, the Trust and Adviser entered into the Agreement on or about March 22, 2021; and

WHEREAS, the Adviser continues to render advice and services to each Fund pursuant to the terms and provisions of a Management Agreement between the Trust and the Adviser dated as of March 22, 2021 (the "Management Agreement"); and

WHEREAS, the Trust and Adviser amended the Management Agreement to amend the advisory fee paid to the Adviser thereunder with respect to its services rendered to the Ranger Micro Cap Fund from 1.25% to 1.00%; and

WHEREAS, the parties desire to also amend the Operating Expense Limit of the Ranger Micro Cap Fund under the Agreement from 1.50% to 1.25%, and to amend and restate Appendix A to the Agreement to effectuate such change; and

WHEREAS, the Board of Trustees of the Trust has approved such change and amendment.

NOW THEREFORE, in consideration of the covenants and the mutual promises made in this Amendment, the parties mutually agree as follows:

1. **Amended Appendix A**. Appendix A is hereby amended and restated as provided in Appendix A attached hereto.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

RANGER FUNDS INVESTMENT TRUST
on behalf of each Fund listed in Appendix A

K. Scott Canon

Name: K. Scott Canon
Title: President

Ranger Investment Management, LP

Name: Andrew Hill
Title: President

Appendix A

Fund	Operating Expense Limit	Effective Date	Termination Date
Ranger Small Cap Fund	1.10%	March 22, 2021	November 30, 2024
Ranger Micro Cap Fund	1.25%	April 1, 2024	April 12, 2025